OMB APPROVAL
OMB Number:	3235-0059
Expires:	January 31, 2008
Estimated average burden
hours per response	14

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☐                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Autodesk, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Autodesk, Inc. (“Autodesk”) intends to send the following information to Autodesk employees in connection with Autodesk’s Special Meeting of Stockholders to be held on November 10, 2005 (the “Special Meeting”), regarding the proposed Autodesk 2006 Employee Stock Plan and amendments to the 2000 Directors’ Option Plan. A copy of the 2006 Employees Stock Plan and 2000 Directors’ Option Plan, as currently proposed for approval at the Special Meeting, can be found by reference to Appendices A and B, respectively, to Autodesk’s Special Proxy Statement filed on September 27, 2005 (Commission File No. 000-14338).

Autodesk employees,

As promised, earlier this month our Board of Directors approved a new stock option plan for employees. Because the new stock option plan requires stockholder approval before it is effective, Autodesk filed a final proxy proposal with the SEC. The date for that proxy vote is November 10, 2005. If you owned shares (not options) of Autodesk stock on September 15, you will receive proxy information and instructions about how to cast your ballot. If you have instructed your stock broker to send these materials electronically, watch your e-mail. If you have elected regular mail notification, be on the lookout for hard copy material.

I cannot over-emphasize the importance of your vote for this proxy proposal. You may recall we lost the last shareholder vote in June by a very small percentage. Our current stock plan ends in March 2006. We firmly believe stock options are a valuable part of our overall employee incentive program. The Board and the executive leadership team are convinced we need them to remain competitive – to continue to attract and retain the world-class talent that drives our success. If you agree, you have to do something about it. Vote in favor of this proposal.

If you haven’t received your proxy material by October 17, please contact John Clancy in Investor Relations at 415.507.6373 or john.clancy@autodesk.com. More information, along with a glossary of pertinent financial terms, is on the Employee Shareholder site on Infosys.

Thanks for your interest and cooperation.

Carol